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                                                                    EXHIBIT 23.5
                     CONSENT OF DAIN BOSWORTH INCORPORATED

    We hereby consent to inclusion of our opinion as Appendix C to the Proxy Statement/Prospectus of Electromedics, Inc. and Registration on Form S-4 of Medtronic, Inc., and further consent to reference therein to such opinion under the headings "The Merger -- Electromedics' Financial Advisor" and "Summary" and in the Electromedics letter to shareholders regarding the proposed Merger. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

                                          By /s/ Dain Bosworth Incorporated
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                                             DAIN BOSWORTH INCORPORATED

Minneapolis, Minnesota
March 18, 1994